Washington, DC 20549

                             REGISTRATION STATEMENT
                                  ON FORM S-8
                                     UNDER
                           THE SECURITIES ACT OF 1933


                  Aqua Clara Bottling and Distribution, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Colorado                                          84-1352529
-------------------------------                        -------------------
(State or other jurisdiction of                            (IRS Employer
incorporation or organization)                         Identification No.)

1315 Cleveland Street
Clearwater, Florida                                            33755
----------------------------------------                     ----------
(Address of principal executive offices)                     (Zip Code)


                   Compensation and Consulting Agreements
                   --------------------------------------
                          (full name of the plans)


                             John C. Plunkett
                           1315 Cleveland Street
                           Clearwater, FL 33755
                ----------------------------------------
                (Name and address of agent for services)

                             (727) 446-2999
       -------------------------------------------------------------
       (Telephone number, including area code, of agent for service)


                                COPY TO:

                          L. Van Stillman, Esq.
                   Law Office of L. Van Stillman, P.A.
                    1177 George Bush Blvd. Suite 308
                        Delray Beach, FL 33483


Approximate Date of Commencement of Proposed Sales under the Plan:

As soon as practicable after this Registration Statement becomes effective

                      Total Number of Pages: 10

         Exhibit Index begins on sequentially numbered page: 7

                  CALCULATION OF REGISTRATION FEE


Title of                          Proposed          Proposed
Securities      Maximum Amount    Maximum           Amount of
to be           to be             Offering          Aggregate        Registration
Registered      Registered        Price per Share   Offering Price        Fee
----------      --------------    ---------------   --------------   ------------

NO PAR          6,000,000 [1]       $0.14 [2]          $840,000         $210.00








---------------------------

[1] Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

[2] Estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of January 23, 2001.

                             PART I

         INFORMATION REQUIRED BY THE REGISTRATION STATEMENT


Item 1. Plan Information.

   Aqua Clara Bottling and Distribution, Inc. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

  	The Registrant has agreed to issue six million (6,000,000) shares for past services and continued corporate consulting services to the Registrant.


Item 2. Registrant Information and Employee Plan Annual Information.

  	The Registrant shall provide the officers, directors and consultants, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide the Consultants without charge, upon their written or oral request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.



                            PART II

          INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

  	The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

        (a) The Registrant's Quarterly Reports on Form 10-QSB filed November 15, 1999, February 15, 2000 and May 10, 2000.

        (b) The Registrant's S-1 filed May 12, 2000 and subsequent amendments, which became final on October 23, 2000.

        (c) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

  	The Registrant has authorized 100,000,000 shares of common stock, no par value of which 64,150,119 are issued and outstanding. Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common
Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay any cash dividends in the foreseeable future.


Item 5.	Interests of Named Experts and Counsel.

  	None.


Item 6.	Indemnification of Officers and Directors.

  	The Registrant's Articles of Incorporation (Article 9) as well as the Registrant's By-Laws (Article 9) provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Colorado, as well as is described in Article 9 of the Articles of Incorporation and Article 9 of the By-Laws. These sections generally provide that the corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the corporation.


Item 7.	Exemption from Registration Claimed.

  	Not Applicable


Item 8.	Exhibits:

  	Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

   Exhibit I.  See Exhibits in Exhibit Index following the Signature
               Page hereof.


Item 9.	Undertakings:

  	The undersigned Registrant hereby undertakes:

        (a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration

Statement or any material change to such information in the Registration Statement.

        (b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement.

        (c) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURE PAGE
                         --------------

  	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on the 25th day of January, 2001.



                           AQUA CLARA BOTTLING AND DISTRIBUTION, INC.




                           _______________/s/John C. Plunkett_________
                           By:   John C. Plunkett
                              ----------------------------------------
                           Title:  President, Chief Executive Officer
                                   and Director
                                 -------------------------------------


  	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed by the following person in the capacities and on the date indicated.


Dated:  Clearwater, Florida
        January 25, 2001


                           AQUA CLARA BOTTLING AND DISTRIBUTION, INC.




                           _______________/s/John C. Plunkett_________
                           By:     John C. Plunkett
                              ----------------------------------------
                           Title:  President, Chief Executive Officer
                                   and Director
                              ----------------------------------------

                            EXHIBIT INDEX
                            -------------


EXHIBIT NUMBER       ITEM
--------------       -----

5.1                  Opinion regarding legality by Law Office of
                     L. Van Stillman, PA

23.1(a) Letter on audit report (consent of independent auditors) from Pender Newkirk & Co., Accountants

23.1(a) Letter on audit report (consent of independent auditors) from Tedder, James Worden & Associates, Accountants